Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of RH of our report dated March 30, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in RH’s Annual Report on Form 10-K for the year ended January 30, 2021.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 30, 2021